CONSENT OF INDEPENDENT ACCOUNTANTS

We agree to the inclusion in this offering circular of our report, dated December 31, 1998, on our audit of the financial statements of Institutional Treasury AssetsFund.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland



April 28, 1999